Exhibit 10.1

3 Giralda Farms
Madison, New Jersey 07940
QuestDiagnostics.com

                October 21, 2011

Dr. Surya N. Mohapatra
Chairman and Chief Executive Officer
Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ  07940

Re:           Succession Planning

Dear Dr. Mohapatra:

As you and we have agreed, Quest Diagnostics Incorporated (the “Company” or “we”) is commencing the search for your successor as President and Chief Executive Officer of the Company.  The purpose of this letter is to set forth our agreement with respect to the succession process.

You will actively participate in the search for your successor and will retain all of your duties, authorities and responsibilities as President and Chief Executive Officer of the Company until the earlier of the date your successor is appointed or April 30, 2012.  In order to ensure an orderly transition, for any period after your successor is appointed through April 30, 2012 (the “Termination Date”), you agree to continue your employment with the Company as Executive Chairman with the duties and responsibilities as determined by the Board of Directors of the Company (the “Board”) in its discretion consistent with such position.  Except as otherwise provided in the next sentence, for the period of your employment through the Termination Date, your compensation, benefits and entitlements will remain the same as they were in effect immediately prior to the date of this letter and your earned bonus for 2011 shall be payable in 2012 but in all events at the same time other executives receive such payment.  Under the circumstances, you and we agree, however, that except as otherwise provided in the fourth paragraph below, no annual or long-term incentive awards or award opportunities will be established for or granted to you in or with respect to 2012 (even though such awards may be granted to other officers of the Company).

Notwithstanding the foregoing, the Board may determine in its sole discretion to terminate your employment prior to the Termination Date, in which case you will continue to receive the compensation (subject to the last sentence of the prior paragraph), benefits and entitlements (including, without limitation, payment of base salary in equal monthly installments, payment of your earned bonus for 2011 as set forth above, continued accrual of your supplemental executive retirement benefit and continued vesting of your outstanding equity-based awards) that you would have received or been entitled to if you had remained employed through the Termination Date and all such

Exhibit 10.1

compensation, benefits and entitlements shall be determined as if your date of termination was in fact the Termination Date and each payment shall be deemed to be a “separate payment” for purposes of Section 409A of the Internal Revenue Code as amended and its implementing regulations (“Section 409A”).

When your employment with the Company ends on the Termination Date (or earlier as contemplated above) you will also be entitled to the payments and benefits provided under Section 11(e) of your employment agreement with the Company, dated as of November 7, 2008 (your “Employment Agreement”) and under the provisions of your outstanding equity award agreements for a termination by the Company other than for Cause, provided that your “Date of Termination” for purposes of Sections 11(e)(iii) and (iv) of the Employment Agreement and such outstanding equity award agreements will be deemed to be April 30, 2012.  Notwithstanding the foregoing, you are waiving your rights to the Annual Bonus Award under Section 11(e)(ii) of your Employment Agreement and instead you will receive a target annual bonus award for 2012 based on your target opportunity for 2011, which will be deemed earned through April 30, 2012 and payable on such date and this payment shall be deemed to be a “separate payment” for purposes of Section 409A.

For the avoidance of doubt, you are also waiving any right to claim “Good Reason” to terminate your employment under the terms of your Employment Agreement due to the succession process that we are undertaking and the compensation arrangements set forth in this letter.

Except as otherwise provided herein, your Employment Agreement, outstanding equity award agreements and other arrangements will remain in full force and effect in accordance with their terms.  Any disputes arising under this letter shall be governed under the provisions of Section 13 of your Employment Agreement.

Your participation and assistance with the succession planning process and your commitment to an orderly transition are greatly appreciated.  To confirm the foregoing reflects our agreement, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

QUEST DIAGNOSTICS INCORPORATED

/s/ David W. Norgard
Name:	David W. Norgard
Title:	Vice President Human Resources

Accepted and Agreed:

/s/ Surya N. Mohapatra
Dr. Surya N. Mohapatra October 21, 2011